EXHIBIT 12.2

Public Service Company of Oklahoma
Consolidated Ratio of Earnings to Fixed Charges
For Years Ended December 31,
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                                       1996          1995         1994        1993(2)      1992
                                     ---------    ---------    ---------     --------    --------
                                                    (thousands, except ratios)
Operating income                      $101,737     $111,769      $98,258     $72,156     $78,096
Adjustments:
  Income taxes                          25,257       37,490       27,954      13,554        (835)
  Provision for deferred
    income taxes                        (1,328)       2,704        7,779       9,537      21,157
  Deferred investment tax credits       (2,784)      (2,789)      (2,789)     (2,838)     (2,711)
  Reserve for utility plant costs,
    net of tax                         (35,708)        --           --          --          --
  Other income and deductions              (95)       2,274          933         531        (940)
  Allowance for borrowed and equity
    funds used during construction       1,722        3,734        2,513       1,948         740
  Interest portion of financing
    leases                                --           --           --            17          37
                                     =========    =========    =========    ========    ========
        Earnings                       $88,801     $155,182     $134,648     $94,905     $95,544
                                     =========    =========    =========    ========    ========


Fixed charges:
  Interest on long-term debt           $30,555      $29,594      $29,594     $31,410     $30,688
  Interest on short-term debt
    and other                            5,623        6,355        3,844       2,729       1,646
  Interest portion of financing
    leases                                --           --           --            17          37
                                     =========    =========    =========    ========    ========
        Fixed charges                  $36,178      $35,949      $33,438     $34,156     $32,371
                                     =========    =========    =========    ========    ========


Ratio of earnings to fixed charges        2.45 (1)     4.32         4.03        2.78 (3)    2.95



(1) Earnings in 1996 reflect a $35.7 million one-time charge, net of tax, associated with certain investments for plant sites, engineering studies and lignite reserves.
(2) Earnings in 1993 were significantly affected by restructuring charges, the $6 million cumulative effect of changes in accounting principles and the establishment of reserves for fuel and other properties.
(3) The ratio of earnings to fixed charges for 1993 was calculated before cumulative effect of changes in accounting principles.

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